EXHIBIT 3.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

HEDGEPATH PHARMACEUTICALS, INC.

HedgePath Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

First: That the Board of Directors of the Corporation (the “Board”), in accordance with the applicable provisions of Section 141(f) of the DGCL, by written consent filed with the minutes of the Board, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”):

RESOLVED, that Article SIXTH of the Certificate of Incorporation be amended by deleting in its entirety Section (c) of such Article; and

FURTHER RESOLVED, that Article SEVENTH of the Certificate of Incorporation be amended by deleting in its entirety Section (b) of such Article and replacing such Section with the following:

“(b) The Board of Directors shall have the power, without the assent or vote of the Corporation’s stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation; provided, however, that the Board of Directors shall not have the power, without the prior written consent of the Investor (as that term is defined in the EHA (as defined below)), (i) to alter, amend, change, add to, repeal, impair or diminish, in any way, any provision of the bylaws of the Corporation referencing or pertaining to the Amended and Restated Equity Holders Agreement by and among the Corporation, certain of its stockholders, and certain other parties, dated as of May 15, 2015, as the same may be amended, modified or amended and restated from time to time (the “EHA”), or (ii) otherwise to make any amendment, or add any provision, to the bylaws of the Corporation that would impair or diminish, in any way, any right of the Investor under the EHA.

Second: That in lieu of a meeting and vote of the stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

Third: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the DGCL.

Fourth: That the amendment shall be effective on the date of the filing of this Certificate of Amendment of Certificate of Incorporation (this “Certificate”) with the office of the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this 13th day of July, 2015.

HEDGEPATH PHARMACEUTICALS, INC.

By:	/s/ Nicholas J. Virca
Name:	Nicholas J. Virca
Its:	President and Chief Executive Officer